UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 24, 2014

Cardiovascular Systems, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-52082	41-1698056
(Commission File Number)	(IRS Employer Identification No.)
651 Campus Drive
St. Paul, Minnesota 55112-3495
(Address of Principal Executive Offices and Zip Code)
(651) 259-1600
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Agreement with HealthTrust Purchasing Group, L.P.

On June 24, 2014, Cardiovascular Systems, Inc. (the “Company”) executed a Purchasing Agreement (the “Purchasing Agreement”) with HealthTrust Purchasing Group, L.P. (“HPG”), which will become effective on August 1, 2014. HPG acts as a group purchasing organization for the healthcare providers belonging to HPG as participants. This Purchasing Agreement replaces in its entirety the current Purchasing Agreement between the Company and HPG, dated July 15, 2011, which expires by its terms on July 31, 2014.

Under the Purchasing Agreement, all of HPG’s participants located in the United States or its territories are eligible to purchase the Company’s orbital atherectomy system and related products at the prices and upon the terms set forth in the Purchasing Agreement. During the term of the Purchasing Agreement, the Company has agreed to not solicit any HPG participant to enter into a separate agreement for the Company’s products.

In consideration for the administrative and other services provided by HPG, the Company will pay HPG on a quarterly basis a fixed percentage of the aggregate purchases made by HPG participants under the Purchasing Agreement during the term of the Purchasing Agreement, whether such purchases are made directly from the Company or through a distributor. The Company has agreed to indemnify HPG and its participants under certain circumstances for certain liabilities, losses, damages and costs incurred as a result of the use or possession of the products sold under the agreement, as well as any intellectual property infringement claims made against HPG or its participants that are directly related to the products sold under the Purchasing Agreement.

The Purchasing Agreement will expire on July 31, 2017. The Purchasing Agreement may be terminated at any time, without cause, by HPG upon at least 60 days’ prior written notice to the Company. Either party may terminate the agreement upon the occurrence of a material breach by the other party that goes uncured within 30 days following receipt of written notice of such breach.

The foregoing description of the material terms of the Purchasing Agreement does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Purchasing Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending June 30, 2014.

Fourth Amendment to Loan and Security Agreement with Silicon Valley Bank

On June 26, 2014, the Company entered into the Fourth Amendment to Loan and Security Agreement (the “Amendment”) with Silicon Valley Bank (“SVB”). The Amendment amends the Company’s existing credit facility with SVB established pursuant to the Loan and Security Agreement between the parties, dated March 29, 2010, as amended on December 27, 2011, June 29, 2012 and May 10, 2013 (the “Loan Agreement”).

The Amendment amends the Loan Agreement by extending the maturity date of the $15 million revolving line of credit from June 30, 2014 to September 30, 2014 and by changing the interest rate applicable to the $15 million revolving line of credit from a floating per annum rate equal to 1.25% above the Wall Street Journal prime rate, with an interest rate floor of 4.50%, to a floating per annum rate equal to the Wall Street Journal prime rate.

The foregoing description of the material terms of the Amendment does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Amendment, which will be filed as an exhibit to CSI’s Annual Report on Form 10-K for the year ending June 30, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under the heading “Fourth Amendment to Loan and Security Agreement with Silicon Valley Bank” in Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 30, 2014

CARDIOVASCULAR SYSTEMS, INC.
By:	/s/ Laurence L. Betterley
Laurence L. Betterley Chief Financial Officer